UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2024

GREENLANE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1095 Broken Sound Parkway	Suite 100
Boca Raton	FL	33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on April 18, 2024, Greenlane Holdings, Inc. (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), the Company was no longer in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission. On April 1, 2024, the Company filed a Form 12b-25 Notification of Late Filing with the SEC related to the Form 10-K.

On May 21, 2024, the Company received a notice from Nasdaq stating that because the Company had not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (the “Form 10-Q”), the Company is no longer in compliance with Nasdaq Listing Rule 5250(c)(1).

The Company has 60 calendar days from April 18, 2024, or until June 17, 2024, to regain compliance by filing the Form 10-K and the Form 10-Q or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules.

The Company intends to file the Form 10-K and the Form 10-Q as soon as possible. If the Company is unable to file the Form 10-K and the Form 10-Q by June 17, 2024, the Company intends to submit a plan with Nasdaq to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may, in its discretion, grant the Company up to 180 days from the prescribed due date for filing the Form 10-K, or until October 14, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel. The Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Stock Market LLC.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On May 17, 2024, Craig Snyder, the Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company, notified the Board that he will resign as Chief Executive Officer of the Company and as a member of the Board, effective as of May 27, 2024. Mr. Snyder’s resignation did not result from any disagreement regarding the Company’s operations, policies or practices.

Appointment of Chief Executive Officer

On May 23, 2024, the Board appointed Barbara Sher, the Company’s Chief Operating Officer, to the position of Chief Executive Officer, effective as of May 27, 2024.

Employment Agreement with Chief Finance and Legal Officer

On May 17, 2024, Warehouse Goods entered into a new employment agreement (the “Reeve Agreement”) with Lana Reeve, the Company’s Chief Finance and Legal Officer. The Reeve Agreement has an initial term of one year, which will automatically renew for successive one-year periods unless either party gives notice to terminate at least 60 days prior to the end of the applicable period. Under the Reeve Agreement, Ms. Reeve is entitled to a base salary of $300,000 and will be eligible to receive an annual performance-based bonus, which may be paid in the form of cash or equity awards, with a target bonus opportunity of 60% of base salary. Ms. Reeve will be entitled to receive equity awards under the Company’s 2019 Equity Incentive Plan at the discretion of the Compensation Committee of the Board, and any equity awards granted to Ms. Reeve will fully accelerate immediately prior to any change of control.

In the event Ms. Reeve is terminated without Cause or she resigns for Good Reason (as those terms are defined in the Reeve Agreement), she will be entitled to receive (i) her base salary to the date of termination, (ii) any bonus that has accrued but is unpaid as of the date of termination, (iii) a pro-rated bonus equal to one-half of the maximum eligibility for the year in which termination occurs, (iv) any reimbursable expenses not yet reimbursed as of such date, (v) severance equal to nine months of base salary in effect on the date of termination, conditioned upon Ms. Reeve executing the Company’s standard mutual release agreement and compliance with restrictive covenants, and (vi) a cash payment equal to four months of COBRA premium payments that would be payable by Ms. Reeve to continue her Company-provided healthcare services for herself and any dependents.

The foregoing summary of the Reeve Agreement does not purport to be complete, and is qualified in its entirety by reference to copies of the Reeve Agreement, which is filed as Exhibit 10.1 hereto.
.

Item 7.01. Regulation FD Disclosure.

On May 23, 2024, the Company issued a press release disclosing the receipt of the Notice referenced above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and among Warehouse Goods LLC and Lana Reeve
99.1	Press Release dated May 23, 2024
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: May 23, 2024	By:	/s/ Lana Reeve
Lana Reeve
Chief Financial and Legal Officer